                                                                    Exhibit 2(i)
                                                                    ------------



            Share Exchange Agreement dated as of November 17, 1999
              by among Susquehanna, Boston Service Company, Inc.
     (t/a Hann Financial Service Corporation) and the shareholders of Hann.

                           SHARE EXCHANGE AGREEMENT

                  DATED AS OF THE 17TH DAY OF NOVEMBER, 1999

                                 BY AND AMONG

                         SUSQUEHANNA BANCSHARES, INC.,

                         BOSTON SERVICE COMPANY, INC.
                   (t/a HANN FINANCIAL SERVICE CORPORATION)

                                      AND

             THE SHAREHOLDERS LISTED ON THE SIGNATURE PAGES HERETO

                               TABLE OF CONTENTS

                                                                                     Page(s)
                                                                                     -------
ARTICLE I
THE SHARE EXCHANGE                                                                   2
     SECTION 1.1     The Share Exchange; Closing                                     2
     SECTION 1.2     Effect on Outstanding Shares                                    3
     SECTION 1.3     Surrender and Exchange of BSC Certificates                      3

ARTICLE II
CONDUCT PENDING THE SHARE EXCHANGE                                                   3
     SECTION 2.1     Conduct of BSC Businesses                                       3
     SECTION 2.2     Forbearance by BSC                                              3
     SECTION 2.3     Cooperation                                                     5

ARTICLE III
REPRESENTATIONS AND WARRANTIES                                                       5
     SECTION 3.1     Representations and Warranties of BSC Shareholders and BSC      5
     SECTION 3.2     Representations, Warranties and Covenants of the
                     BSC Shareholders                                                20
     SECTION 3.3     Representations and Warranties of SBI                           23

ARTICLE IV
COVENANTS                                                                            26
     SECTION 4.1     Acquisition Proposals                                           26
     SECTION 4.2     Securities Registration and Disclosure                          26
     SECTION 4.3     Employees                                                       27
     SECTION 4.4     Access and Information                                          27
     SECTION 4.5     Certain Filings, Consents and Arrangements                      28
     SECTION 4.6     Additional Agreements                                           29
     SECTION 4.7     Publicity                                                       29
     SECTION 4.8     Listing Application                                             29
     SECTION 4.9     Notification of Certain Matters                                 29
     SECTION 4.10    Insurance                                                       29
     SECTION 4.11    Board Seat                                                      30
     SECTION 4.12    Pooling; Reorganization                                         30
     SECTION 4.13    General Release                                                 30
     SECTION 4.14    Employment Agreement                                            30
     SECTION 4.15    Real Property Leases                                            30
     SECTION 4.16    Consents                                                        30

     SECTION 4.17    BSC Shares                                                      30
     SECTION 4.18    Non-Competition                                                 31

ARTICLE V
CONDITIONS TO CONSUMMATION OF THE SHARE EXCHANGE                                     31
     SECTION 5.1     Conditions to Closing                                           31
     SECTION 5.2     Conditions to Obligations of SBI                                32
     SECTION 5.3     Conditions to the Obligations of BSC and the BSC
                     Shareholders                                                    33

ARTICLE VI
NATURE AND SURVIVAL OF REPRESENTATIONS
AND WARRANTIES; INDEMNIFICATION, ETC.                                                34
     SECTION 6.1     Survival of Representations and Warranties, Indemnities         34

ARTICLE VII
TERMINATION                                                                          37
     SECTION 7.1     Termination                                                     37
     SECTION 7.2     Effect of Termination                                           38
     SECTION 7.3     Expenses                                                        38
     SECTION 7.4     Extension, Waiver                                               38
     SECTION 7.5     Approval of Federal Reserve Board                               38

ARTICLE VIII
OTHER MATTERS                                                                        38
     SECTION 8.1     Certain Defined Terms                                           38
     SECTION 8.2     Parties in Interest                                             42
     SECTION 8.3     Waiver and Amendment                                            42
     SECTION 8.4     Counterparts                                                    42
     SECTION 8.5     Governing Law                                                   42
     SECTION 8.6     Expenses                                                        42
     SECTION 8.7     Notices                                                         43
     SECTION 8.8     Entire Agreement; Etc                                           43
     SECTION 8.9     Severability                                                    44
     SECTION 8.10    Interpretation                                                  44
     SECTION 8.11    Waivers                                                         44
     SECTION 8.12    Incorporation of Schedules and Exhibits                         44
     SECTION 8.13    Enforcement of Agreement                                        44
     SECTION 8.14    Knowledge                                                       44
     SECTION 8.15    Representative                                                  45

Schedules
     Schedule 1.1 - Exchange Ratio
     Schedule 3.1(a) - Foreign Qualifications
     Schedule 3.1(b) - Outstanding Rights with Respect to Capital Stock
     Schedule 3.1(c) - Ownership of Capital Stock or Equity Securities
     Schedule 3.1(e) - No Violation
     Schedule 3.1(h) - Taxes and Tax Returns
     Schedule 3.1(i) - Litigation and Liabilities
     Schedule 3.1(j) - Contracts
     Schedule 3.1(k) - Employee Relations
     Schedule 3.1(l) - Employee Benefit Plans
     Schedule 3.1(m) - Title to Assets
     Schedule 3.1(n) - Authorizations
     Schedule 3.1(o) - Brokers & Finders
     Schedule 3.1(p) - Environmental Matters
     Schedule 3.1(q) - Interests of Certain Persons
     Schedule 3.1(r) - Insurance
     Schedule 3.1(s) - Dividends
     Schedule 3.1(t) - Books and Records
     Schedule 3.1(v) - Intellectual Property
     Schedule 3.1(w) - Absence of Undisclosed Liabilities
     Schedule 3.1(x) - Condition of Tangible Assets
     Schedule 3.1(y) - Year 2000 Compliance
     Schedule 3.2(a) - Ownership of BSC Shareholders
     Schedule 3.3(g) - Absence of Undisclosed Liabilities of SBI
     Schedule 4.3(b) - Employee Plans

Exhibits
     Exhibit A - Registration Rights Agreement
     Exhibit B - General Release
     Exhibit C - Employment Agreement
     Exhibit D - Real Property Leases
     Exhibit E - Opinion of Counsel to BSC
     Exhibit F - Servicing Agreement
     Exhibit G - Opinion of Counsel to SBI

       This SHARE EXCHANGE AGREEMENT dated as of the 17th day of November, 1999 (this "Agreement"), is entered into by and among Susquehanna Bancshares, Inc., a
       ---------
Pennsylvania corporation ("SBI"), Boston Service Company, Inc., t/a Hann
                           ---
Financial Service Corporation, a New Jersey corporation ("BSC"), and Michael J.
                                                          ---
Wimmer, Terry Wimmer, Sydell Lourie and Michael J. Wimmer, Custodian for the benefit of Brad Wimmer under the Uniform Gift to Minors Act (the "Custodial
                                                                  ---------
Shareholder") (each a "BSC Shareholder" and collectively, the "BSC
-----------            ---------------                         ---
Shareholders").
------------

                                   RECITALS:

       WHEREAS, SBI is a multi-state, multi-institution bank holding company;

       WHEREAS, BSC is a corporation engaged in automobile financing arrangements with a strong record of performance;

       WHEREAS , SBI wishes to acquire from the BSC Shareholders, on the terms and conditions set forth in this Agreement, all of the issued and outstanding shares of the capital stock of BSC through a share exchange (the "Share
                                                                  -----
Exchange");
--------

       WHEREAS, the BSC Shareholders are the owners of 200 shares of common stock, no par value per share of BSC (the "BSC Shares");
                                           ----------

       WHEREAS, the BSC Shares represent all of the issued and outstanding capital stock of BSC, and the BSC Shareholders desire to exchange the BSC Shares for shares of the common stock, par value $2.00 per share, of SBI (the "SBI
                                                                        ---
Shares");
------

       WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and to set forth the conditions to the Share Exchange; and

       WHEREAS, for federal income tax purposes, it is intended that the Share Exchange shall qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and for financial
                                                    ----
accounting purposes shall be accounted for as a pooling of interests.

       NOW, THEREFORE, in consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

                                  ARTICLE  I
                              THE SHARE EXCHANGE

       SECTION 1.1  The Share Exchange; Closing
                    ---------------------------

       (a) Subject to the terms and conditions of this Agreement, on the Closing Date (as defined below), subject to the provisions of Section 1.3 hereof with respect to the payment of fractional shares in cash, each BSC Share shall be exchanged for the number of SBI Shares determined in conformity with the Exchange Ratio set forth at Schedule 1.1 hereof (such SBI Shares, determined on the basis of the Exchange Ratio, as to each BSC Shareholder and, collectively to all BSC Shareholders, is the "Share Exchange Consideration"). On the Closing
                              ----------------------------
Date, SBI shall become the holder of record and beneficial owner of all the
issued and outstanding BSC Shares.   Moreover, on the Closing Date, (i) SBI
shall direct that its transfer agent issue a certificate to each BSC Shareholder for the required number of SBI Shares representing that BSC Shareholder's Share Exchange Consideration with the restrictions set forth in this Agreement and deliver the certificates by overnight courier to the BSC Shareholders and (ii) the BSC Shareholders shall deliver to SBI certificates (each, a "BSC
                                                                 ---
Certificate" and collectively, the "BSC Certificates") representing all of the
-----------                         ----------------
outstanding BSC Shares registered in the name of such BSC Shareholder, appropriately endorsed by such BSC Shareholder for transfer.

       (b) The closing of the Share Exchange (the "Closing") shall take place at
                                                   -------
such place and time and on such date as shall be agreed upon by all parties, which date shall not be later than the 10th business day after the day on which the last to be fulfilled or waived of the conditions set forth in Article V shall be fulfilled or waived in accordance herewith. Notwithstanding the foregoing, in no event shall the Closing take place prior to January 1, 2000. The date on which the Closing occurs is hereinafter referred to as the "Closing
                                                                        -------
Date."
----

       (c) Notwithstanding any of the provisions of this Article I, if any of the BSC Shareholders shall fail or refuse to deliver any of the BSC Certificates representing BSC Shares, or if any of the BSC Shareholders shall fail or refuse to consummate the transactions described in this Agreement, such failure or refusal shall not relieve the other BSC Shareholders of any of their obligations under this Agreement, and SBI, at its option and without prejudice to its rights against any defaulting BSC Shareholder, may either (i) acquire the remaining BSC Shares which it is entitled to acquire hereunder, or (ii) refuse to acquire the remaining BSC Shares and thereby terminate all of its obligations hereunder.
The BSC Shareholders acknowledge that the BSC Shares are unique and otherwise not available and agree that in addition to any other remedies, SBI may invoke any equitable remedies to enforce delivery of the BSC Shares hereunder, including, without limitation, an action or suit for specific performance.

       SECTION 1.2  Effect on Outstanding Shares.   If prior to the Closing
                    ----------------------------
Date, the number of outstanding SBI Shares shall have been increased or decreased through a reclassification, stock dividend, stock split or reverse stock split, or other similar change, appropriate adjustment shall be made to the Exchange Ratio.

       SECTION 1.3  Surrender and Exchange of BSC Certificates.
                    ------------------------------------------

       (a) No certificates for fractional SBI Shares shall be issued in connection with the Share Exchange. In lieu thereof, SBI shall issue to a BSC Shareholder otherwise entitled to a fractional share, upon surrender of such certificates, a check for an amount of cash equal to the fraction of an SBI Share represented by the certificates so surrendered multiplied by the Average Closing Price per SBI Share as determined in conformity with Schedule 1.1 and as defined therein. No interest will be paid or accrued on the cash in lieu of fractional shares, if any, payable to holders of BSC Shares.

       (b) In the event any BSC Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the BSC Shareholder claiming such BSC Certificate to be lost, stolen or destroyed and agreeing to indemnify SBI against any claim that may be made against it with respect to such Certificate, SBI will issue in exchange for such lost, stolen or destroyed BSC Certificate, the SBI Shares into which such BSC Certificates has been converted pursuant to this Agreement and cash in lieu of fractional shares.

                                  ARTICLE II
                      CONDUCT PENDING THE SHARE EXCHANGE

       SECTION 2.1  Conduct of BSC Businesses.  Except as expressly provided in
                    -------------------------
this Agreement, during the period from the date of this Agreement to the Closing, BSC shall (i) conduct its business in the usual, regular and ordinary course consistent with past practice, (ii) maintain and preserve intact its business organization, assets, leases, properties, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) not take any action which would affect or delay its ability to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Agreement and (iv) not take any action that would have an adverse effect on the business, operations or prospects of BSC.

       SECTION 2.2  Forbearance by BSC.  During the period from the date of this
                    ------------------
Agreement to the Closing, BSC shall not, without the prior written consent of
SBI:

       (a) other than in the ordinary course of business consistent with past practice: (i) make any advance or loan; (ii) incur any indebtedness for borrowed money, under existing credit lines or otherwise; or (iii) assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other individual, corporation or other person;

       (b) issue any equity securities or options, warrants, rights or convertible securities; adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend or make any distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock; cause its assets to be distributed to any of its shareholders, except in the form of compensation to employees who are shareholders consistent with subsection (d) of this Section 2.2; or grant any stock appreciation rights or grant, sell or issue to any individual, corporation or other person any shares of its capital stock or any right to acquire, or any securities evidencing a right to convert into or acquire, any shares of its capital stock;

       (c) other than in the ordinary course of business, consistent with past practice and pursuant to policies, if any, currently in effect: (i) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties, leasehold interests or assets; (ii) cancel, release or assign any indebtedness of any such person; or (iii) assign any contracts or agreements as in force at the date of this Agreement;

       (d) increase in any manner the annual compensation or fringe benefits of any of its employees, other than the payment of bonuses in the ordinary course of business consistent with past practice and not in excess of 10% of each such employee's annual base compensation or annual salary increases not in excess of 5%, or pay any pension or retirement allowance not required by law or by any existing plan or agreement to any such employees, or become a party to, amend, increase, terminate, otherwise modify or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee, or grant any unusual or extraordinary bonuses, benefits or other forms of direct or indirect compensation to any employee, officer, director, or consultant, or voluntarily accelerate the vesting of any stock options or other compensation or benefit;

       (e) amend its articles of incorporation, or its bylaws, except as expressly contemplated by this Agreement or required by law or regulation, in each case as concurred in by its counsel;

       (f) change its accounting principles or maintain its books in a manner inconsistent with past practices or fail to promptly advise SBI in writing of any material change in its business, earnings, assets, liabilities, financial or other condition or results of operations;

       (g) take any action that would prevent BSC from consummating the transactions contemplated by this Agreement;

       (h) take or agree to take any action that would prevent the Share Exchange from constituting a reorganization qualifying under the provisions of
Section 368(a) of the Code, or
prevent the Share Exchange from being treated as a pooling of interests for financial accounting purposes;

       (i) transfer any interest in the BSC Shares owned by them, or pledge or otherwise encumber the BSC Shares owned by them; or

       (j) fail to take any action that would be necessary to cause BSC to perform its obligations under this Agreement.

       SECTION 2.3  Cooperation.  BSC and each BSC Shareholder shall cooperate
                    -----------
with SBI, and SBI shall cooperate with BSC, in completing the transactions contemplated hereby and each shall not knowingly take, or cause to be taken, or knowingly agree or make any commitment to take, any action (i) that would cause any of the representations or warranties of it that are set forth in Article III hereof not to be true and correct in all material respects, (ii) that would cause it to fail to comply with the covenants set forth in Article IV or (iii) in the case of BSC, that is inconsistent with or prohibited by Section 2.1 or
Section 2.2.

                                  ARTICLE III
                        REPRESENTATIONS AND WARRANTIES

       SECTION 3.1  Representations and Warranties of BSC Shareholders and BSC.
                    ----------------------------------------------------------
BSC, and each BSC Shareholder jointly and severally, represents and warrants to SBI that, except as specifically disclosed by BSC to SBI in writing in the disclosure schedules being delivered to SBI (the "BSC Schedules") which shall
                                                  -------------
identify the specific sections or subsections in the Agreement to which each such disclosure relates:

       (a) Corporate Organization and Qualification. BSC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New Jersey and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by BSC requires such qualification, except for such failure to qualify or be in such good standing which, when taken together with all other such failures, would not have a material adverse effect on BSC. Each such jurisdiction is listed on Schedule 3.1(a). BSC has the requisite corporate and other power and authority (including all federal, state, local and foreign governmental authorizations) to carry on its businesses as now being conducted and to own its properties and assets. BSC has made available to SBI a complete and correct copy of the articles of incorporation and bylaws of BSC and such articles and bylaws are in full force and effect as of the date hereof.

       (b) Authorized Capital. The authorized capital stock of BSC consists of 3,000 shares of common stock, no par value per share, of which only the 200 BSC Shares were issued and outstanding as of the date of this Agreement. No other equity securities are authorized for issuance by BSC. All of the BSC Shares have been duly authorized and are validly issued, fully paid and nonassessable, and are held of record and beneficially owned by the BSC Shareholders. BSC does not have any shares of capital stock reserved for issuance. BSC does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with shareholders on any matter. The BSC Shares have not been issued in violation of any preemptive rights. Except as set forth in Schedule 3.1(b), there are no outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of BSC. After the Closing, SBI will not have any obligation to issue, transfer or sell any shares of capital stock pursuant to any Employee Plan (as defined in Section 3.1(l)).

       (c) Subsidiaries. BSC does not have any Subsidiaries. Except as set forth in Schedule 3.1(c), BSC does not own any capital stock or other equity securities of any corporation, has no direct or indirect equity or ownership interest in, by way of stock ownership or otherwise, any corporation, partnership, joint venture, association or business enterprise and is not
contemplating acquiring any such interest.   BSC owns beneficially and of record
all shares of capital stock or other interests of any entity which shall be set forth as owned by it in Schedule 3.1(c), free and clear of any mortgage, claim, lien, pledge, option, security interest or other similar interest, encumbrance, easement, judgment or imperfection of title of any nature whatsoever (each an "Encumbrance"), and, except as set forth on Schedule 3.1(c), none of such shares
 -----------
or interests is subject to any covenant or other contractual restriction preventing or limiting the right to transfer such shares.

       (d) Corporate Authority. Subject to the regulatory approvals specified in Section 5.1(b) hereof, BSC has the requisite corporate power and authority, and legal right, and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions applicable to BSC contemplated hereby. This Agreement has been duly and validly executed and delivered by BSC and constitutes the valid and binding obligations of BSC, enforceable against BSC in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency and other similar laws affecting creditors' rights or the application by a court of equitable principles.

       (e) No Violations. The execution, delivery and performance of this Agreement by it does not, and the consummation of the transactions contemplated hereby by it will not, constitute (i) subject to receipt of the required regulatory approvals specified in Section 5.1(b), a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, to which it (or any of its respective properties) is subject, (ii) a breach or violation of, or a default under BSC's articles of incorporation or bylaws, (iii) a breach of any duty owed by BSC to any person holding an interest in BSC, or (iv) except as disclosed in Schedule 3.1(e), a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of it under any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which it is a party, or to which any of their respective properties or assets may be bound or affected; and the consummation of the transactions contemplated hereby will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than the required approvals, consents and waivers of governmental authorities referred to in Section 5.1(b).

       (f) Financial Reports. BSC's audited statements of financial condition as of and for the years ended December 31, 1996, 1997 and 1998, previously provided to SBI (including in each case any related notes and schedules) fairly presents or will fairly present the financial position of BSC as of its date and each of the statements of income and stockholders' equity and of cash flows provided therewith (including in each case any related notes and schedules), fairly presents the results of operations, stockholders' equity and cash flows, as the case may be, of BSC for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied ("GAAP") during the periods involved, except as may be noted therein, and except
  ----
as qualified as indicated in the audited statements of financial condition for the years ended December 31, 1996 and 1997.

       (g) Absence of Certain Changes or Events. Since December 31, 1998, to the date hereof, it has not incurred any material liability, except in the ordinary course of its business consistent with past practice. Additionally, since December 31, 1998, there has been no material adverse change in the financial condition, properties, assets, business, results of operations or prospects of it, nor has it taken any of the actions set forth in Section 2.2 of this Agreement.

       (h) Taxes.

           i.   For purposes of this Agreement, the term "Taxes" shall mean all
                                                          -----
taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, employment excise, withholding, property, sales, use, transfer, license, payroll and franchise taxes, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof. For purposes of this Agreement, the term "Tax
                                                                             ---
Return" shall mean any report, return or other information required to be
------
supplied to a taxing authority in connection with Taxes. All citations to provisions of the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments thereto and any substitute or successor provisions thereto.

           ii. BSC has duly filed all Tax Returns required to be filed as of the date hereof (and will file all Tax Returns required to be filed on or before the Closing Date). All such Tax Returns are (and, as to Tax Returns not filed as of the date hereof but filed on or before the Closing Date, will be) true, correct and complete in all material respects and were (and, as to

Tax Returns not filed as of the date hereof but filed on or before the Closing Date, will be) filed on a timely basis. Except as disclosed in Schedule 3.1(h), BSC has not requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed. True and complete copies of the federal, state and local income Tax Returns of BSC for the last three years have been provided to SBI prior to the date hereof. The reserves for Taxes reflected in the financial statements of BSC are sufficient for the payment of all unpaid Taxes (whether or not currently disputed) which are incurred or may be incurred with respect to the period (or portion thereof) ended on the date of such financial statements and for all years and periods ended prior thereto, and the reserve for Taxes reflected in the balance sheet is sufficient for the payment of all unpaid Taxes (whether or not currently disputed) which are incurred or may be incurred with respect to the period (or portion thereof) ended on the Closing Date and for all years and periods ended prior thereto. Since December 31, 1998, BSC has not incurred any liability for Taxes other than in the ordinary course of business, which Taxes would result in a material decrease in the net worth of BSC. There are no liens for taxes upon the assets of BSC or for any liability, whenever assessed, arising pursuant to U.S. Treasury Regulation Section 1.1502-6 or any comparable provision of state or local law. No waiver or extension of any statute of limitations relating to Taxes has been given to, or requested by, the Internal Revenue Service (the "IRS"), or any
                                                              ---
state or local taxing authority. No claim is currently being made by any authority in a jurisdiction where BSC does not file Tax Returns that they are or may be subject to Taxes in that jurisdiction.

          iii. Except as set forth on Schedule 3.1(h), BSC has compiled (and until the Closing Date will comply) in all material respects with the provisions of the Code relating to the withholding and payment of Taxes, including, without limitation, the withholding and reporting requirements under Code sections 1441 through 1464, 3401 through 3406, and 6041 through 6049, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required. BSC has undertaken in good faith to appropriately classify all service providers as either employees or independent contractors for all Tax purposes.

          iv. Neither the consolidated federal income Tax Returns nor the state or local income Tax Returns of BSC have been examined by the IRS or relevant state taxing authorities, except as set forth on Schedule 3.1(h). All deficiencies asserted as a result of the examinations referred to on Schedule 3.1(h) have been paid, and no issue has been raised by any federal, state, local or foreign income tax authority in any such examination which, by application of the same or similar principles to similar transactions, could reasonably be expected to result in a proposed deficiency for any subsequent period. Further, to the best of BSC's knowledge, no state of facts exists or has existed which would constitute grounds for the assessment of any material liability for Taxes with respect to the periods which have not been audited by the IRS or other taxing authority. Except as described on Schedule 3.1(h), there are no examinations or other administrative or court proceedings relating to Taxes in progress or pending nor has BSC received a revenue agents report asserting a tax deficiency. To the best of

BSC's knowledge, there are no threatened actions, suits, proceedings, investigations or claims relating to or asserted for Taxes of BSC and there is no basis for any such claim.

          v. Since 1993, BSC has not been a member of any affiliated group of corporations that filed a consolidated income tax return.

          vi. Since the date of its incorporation, BSC has not (A) filed any consent or agreement under Section 341(f) of the Code, (B) applied for any tax ruling, (C) entered into a closing agreement with any taxing authority, (D) filed an election under Section 338(g) or Section 338(h)(10) of the Code (nor has a deemed election under Section 338(e) of the Code occurred), (E) made any payments, or been a party to an agreement (including this Agreement) that under any circumstances could obligate it to make payments that will not be deductible because of Section 280G of the Code, or (F) been a party to any tax allocation or tax sharing agreement.

     (i) Litigation and Liabilities. Except as set forth in Schedule 3.1(i), there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings before any court, governmental agency or otherwise pending or, to the best of BSC's Knowledge, threatened against it or
(ii) obligations or liabilities, whether or not accrued, contingent or otherwise, including, without limitation, those relating to environmental and occupational safety and health matters, or any other facts or circumstances of which its management is aware that could reasonably be expected to result in any claims against or obligations or liabilities of it, or to hinder or delay the consummation of the transactions contemplated by this Agreement. There are no judgements, decrees, injunctions, rules or orders of any court or governmental department or agency outstanding against BSC.

     (j)  Agreements.

          i. Schedule 3.1(j) contains an accurate list of all commitments, contracts, leases (other than automobile leases entered into in the ordinary course of business) and agreements to which BSC is a party or by which BSC is bound which involves a commitment or obligation in excess of $50,000 in the aggregate for each such commitment contract, lease or agreement or is otherwise material to the business of BSC (including, without limitation, joint venture or partnership agreements, employment agreements, contracts, tenant leases, equipment leases, equipment maintenance agreements, agreements with municipalities and labor organizations, loan agreements, bonds, mortgages, liens or other security agreements) (the "Contracts"). BSC has delivered true,
                                    ---------
correct and complete copies of such Contracts to SBI.  Except as set forth in
Schedule 3.1(j) attached hereto, as of the date of this Agreement it is not a party to, or bound by, any oral or written:

               (A) "material contract" as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the Securities and Exchange Commission (the "SEC");
                 ---

               (B) consulting agreement not terminable on thirty (30) days' or less notice involving the payment of more than $10,000 per annum, in the case of any such agreement;

               (C) agreement with any officer or other key employee the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction of the nature contemplated by this Agreement;

               (D) agreement with respect to any officer providing any term of employment or compensation guarantee extending for a period longer than one year or for a payment in excess of $50,000;

               (E) agreement or plan, including any stock option plan, stock appreciation rights plan, employee stock ownership plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

               (F) agreement containing covenants that limit its ability to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, it may carry on its business (other than as may be required by law or any regulatory agency);

               (G) agreement, contract or understanding, other than this Agreement, regarding the capital stock of BSC or committing to dispose of substantially all of the assets of BSC;

               (H) collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization;

               (I) any employment contracts or any other contracts, agreements or commitments to or with individual employees or agents of BSC which involves a commitment or obligation in excess of $50,000 in the aggregate for each such contract, agreement or commitment and any contracts, agreements or commitments with consultants or other independent contractors;

               (J)  any power of attorney given by BSC;

               (K) any contracts or commitments providing for payments based in any manner on the revenues or profits of BSC;

               (L) any contract under which BSC has agreed (i) to maintain the confidentiality of third party information, (ii) not to compete or solicit for hire employees of a third party or (iii) to otherwise limit or restrict its operations;

               (M) any instruments relating to indebtedness for borrowed money, including any note, bond, deed of trust mortgage, indenture or agreement to borrow money or any agreement of guarantee or indemnification, whether written or oral, in favor of any person or entity; or

               (N) any other contract or commitment, whether in the ordinary course of business or not, which involves future payments, performance of services or delivery of goods or materials, to or by BSC of any amount or value in excess of $50,000 in the aggregate for each such contract or commitment.

          ii. The Contracts constitute valid and legally binding obligations of the parties thereto and are enforceable in accordance with their terms, assuming due authorization, execution and delivery by parties other than BSC and except (i) as may be affected by bankruptcy, insolvency, reorganization, moratorium or similar laws or by equitable principles relating to or limiting creditors rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought.

          iii. Each Contract constitutes the entire agreement by and between the respective parties thereto with respect to the subject matter thereof.

          iv. All obligations required to be performed under the terms of the Contracts have been performed, no act or omission has occurred or failed to occur which, with the giving of notice, the lapse of time or both would constitute a default by BSC under the Contracts.

          v. Except as expressly set forth on Schedule 3.1(j), none of the Contracts requires the consent of the other parties thereto in order for it to be in full force and effect with respect to BSC as controlled by SBI after the Closing or would give rise to the other party's right to terminate any Contract; and BSC will use its best efforts to obtain any required consents prior to the Closing. Except as expressly set forth on Schedule 3.1(j), BSC has no plans, programs, commitments or arrangements to which they are parties, or to which they are subject, pursuant to which payments may be required or acceleration of benefits may be required upon change of control of BSC.

     (k) Employee Relations. Except as set forth on Schedule 3.1(k) there are no pending claims by any current or former personnel of BSC against BSC other than for compensation and benefits due in the course of employment; (ii) there are no pending claims against BSC arising out of any statute, ordinance or regulation relating to employment practices or occupational or safety and health standards; (iii) there are no pending or, to the best knowledge of BSC threatened labor disputes, strikes or work stoppages against BSC; and (iv) to the best knowledge of BSC, there are no union organizing activities in process or contemplated with respect to the BSC. No collective bargaining units have been certified or recognized by BSC. Schedule 3.1(k) also identifies all employees on leave of absence and all current or former employees and their dependents receiving health benefits, or eligible to receive health benefits, as required by the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"). Notice of the availability of COBRA
                             -----
coverage has been provided to all persons entitled thereto since June 30, 1996, and all persons electing such coverage are being (or have been, if applicable) provided such coverage.

     (l) Employee Benefit Plans. Schedule 3.1(l) contains a complete list of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other employee incentive and welfare contracts and plans, and all trust agreements related thereto, that it maintains or to which it contributes for any of its present or former directors, officers, or other employees (hereinafter referred to collectively as the "Employee
                                                                 --------
Plans").
-----

          i. All of the Employee Plans comply in all material respects with all applicable requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code and other applicable laws; it has not
                   -----
engaged in a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Plan which is likely to result in any penalties, taxes or other events under Section 502(i) of ERISA or
Section 4975 of the Code.

          ii. No liability to the Pension Benefit Guaranty Corporation has been or is expected by it to be incurred with respect to any Employee Plan which is subject to Title IV of ERISA ("Pension Plan"), or with respect to any
                               ------------
"single-employer plan" (as defined in Section 4001(a)(15) of ERISA) currently or formerly maintained by it or any entity which is considered one employer with BSC under Section 4001 of ERISA or Section 414 of the Code (an "ERISA
                                                                -----
Affiliate").
---------

          iii. No Pension Plan or single-employer plan of an ERISA Affiliate had an "accumulated funding deficiency" (as defined in Section 302 of ERISA (whether or not waived)) as of the last date of the end of the most recent plan year ending prior to the date hereof; all contributions to any Pension Plan or single-employer plan of an ERISA Affiliate that were required by Section 302 of ERISA and were due prior to the date hereof have been made on or before the respective dates on which such contributions were due; the fair market value of the assets of each Pension Plan or single-employer plan of an ERISA Affiliate exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(6) of ERISA) under such Pension Plan or single-employer plan of an ERISA Affiliate as of the end of the most recent plan year with respect to the respective Pension Plan or single-employer plan of an ERISA Affiliate ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Pension Plan or single-employer plan of an ERISA Affiliate as of the date hereof, and no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the reporting requirement has not been waived has been required to be filed for any Pension Plan or single-employer plan of an ERISA Affiliate within the 12-month period ending on the date hereof.

          iv. Neither has it provided, nor is it required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401 (a)(29) of the Code.

          v. Neither it nor any ERISA Affiliate has contributed to any "multi-employer plan," as defined in Section 3(37) of ERISA, on or after September 26, 1980.

          vi. Each Employee Plan of it which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401 (a) of the Code (a "Qualified Plan") has received a
                                                --------------
favorable determination letter from the IRS covering the requirements of the Tax Equity and Fiscal Responsibility Act of 1982, the Retirement Equity Act of 1984 and the Deficit Reduction Act of 1984 and the Tax Reform Act of 1986; it is not aware of any circumstances likely to result in revocation of any such favorable determination letter; each such Employee Plan has been amended to reflect the requirements of subsequent legislation applicable to such plans; and each Qualified Plan has complied at all relevant times in all material respects with all applicable requirements of Section 401 (a) of the Code.

          vii. Each Qualified Plan which is an "employee stock ownership plan" (as defined in Section 4975(e)(7) of the Code) has at all relevant times satisfied all of the applicable requirements of Sections 409 and 4975(e)(7) of the Code and the regulations thereunder.

          viii. Neither it nor any ERISA Affiliate has committed any act or omission or engaged in any transaction that has caused it to incur, or created a material risk that it may incur, liability for any excise tax under Sections 4971 through 4980B, 4980D or 4980E of the Code, other than excise taxes which heretofore have been paid and fully reflected in its financial statements.

          ix. There is no pending or threatened litigation, administrative action or proceeding relating to any Employee Plan other than routine claims for benefits.

          x. Except as disclosed in Schedule 3.1(l), there has been no announcement or legally binding commitment by it to create an additional Employee Plan, or to amend an Employee Plan except for amendments required by applicable law which do not materially increase the cost of such Employee Plan, and it does not have any obligations for retiree health and life benefits under any Employee Plan that cannot be terminated without incurring any liability thereunder except as required to be maintained by COBRA.

          xi. Except as disclosed in Schedule 3.1(l), the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment or series of payments by BSC to any person which is an "excess parachute payment" (as defined in Section 28OG of the Code) under any Employee Plan, increase any benefits payable under any Employee Plan, or accelerate the time of payment or vesting of any such benefit.

          xii. Except as disclosed in Schedule 3.1(l), all required annual reports have been filed timely with respect to each Employee Plan, and it has made available to SBI a true and correct copy of (A) reports on the applicable form of the Form 5500 series filed with the IRS for plan years beginning after 1987, (B) such Employee Plan, including amendments thereto, (C) each trust agreement and insurance contract relating to such Employee Plan, including amendments thereto, (D) the most recent summary plan description for such Employee Plan, including amendments thereto, if the Employee Plan is subject to Title I of ERISA, and (E) the most recent actuarial report or valuation if such Employee Plan is a Pension Plan and (F) the most recent determination letter issued by the IRS if such Employee Plan is a Qualified Plan.

     (m) Title to Assets. Except as disclosed on Schedule 3.1(m), it has good and marketable title to its properties and assets (other than property as to which it is lessee), free and clear of all Encumbrances, except for (i) such items shown in the BSC consolidated financial statements or notes thereto; (ii) liens on real property for current real estate taxes not yet delinquent or (iii) such minor defects in title which would not, individually or in the aggregate, adversely effect the intended use of the property. BSC does not own any real property. With respect to any property leased by it which is set forth on
Schedule 3.1(m), there are no defaults by it, or any of the other parties thereto, or any events which, with the giving of notice or lapse of time or both, would become defaults by it or any of the other parties thereto, under any of such leases; and all such leases are in full force and effect and are enforceable against it, as the case may be, and there is no circumstance existing as of the date of this Agreement which causes or would cause such leases to be unenforceable against any of the other parties thereto except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally as well as principles of equity to the extent enforcement by a court of equity is required.

     (n)  Compliance with Laws.

          i. BSC holds all licenses, franchises, certificates, consents, permits, approvals, certificates of public convenience and necessity, concessions, rights and authorizations ("Authorizations") from all federal,
                                         --------------
state, local and foreign governmental entities and other persons or entities which are necessary for the lawful conduct of its business and its use and occupancy of its assets and properties in the manner heretofore conducted, used and occupied. A complete and correct list of the Authorizations held by BSC is set forth in Schedule 3.1(n). All of such Authorizations are valid, in good standing and in full force and effect, not subject to any default and no suspension or cancellation of any of which is threatened, and BSC has duly performed in all material respects all of their respective obligations under such Authorizations. No event has occurred with respect to the material Authorizations which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any of the Authorizations, and no terminations thereof have been, to the knowledge of BSC, threatened. Except as disclosed in Schedule 3.1(n), all such Authorizations are renewable by their terms or in the ordinary course of business and will not be adversely affected by the transactions contemplated by this Agreement.

               ii. BSC is in compliance with all applicable laws, statutes, ordinances, codes, rules and regulations of any governmental entities, and BSC has not received any notice from a governmental entity within five years of the date hereof of any such violation.

               iii. Except as expressly set forth on Schedule 3.1(n), none of the Authorizations requires the consent of any governmental entity or any other party in order for it to be in full force and effect with respect to BSC as controlled by SBI after the Closing or would give rise to a governmental entity's or any other party's right to terminate any Authorization as a result of the Share Exchange; and BSC will use its best efforts to obtain any required consents prior to the Closing.

          (o) Brokers and Finders. Except as set forth in Schedule 3.1(o) attached hereto, BSC and its officers, directors, employees or agents, and the BSC Shareholders have not employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, finders' fees or similar fees or expenses and no broker or finder has acted directly or indirectly for BSC or any BSC Shareholder in connection with this Agreement or the transactions contemplated hereby and no investment banking, financial advisory or similar fees have been incurred or are or will be payable by BSC or any BSC Shareholder in connection with this Agreement or the transactions contemplated hereby.

          (p)  Environmental Matters.

               i.    Except as disclosed in Schedule 3.1(p):

                     (A) BSC has been and is in full compliance with all Environmental Laws (as defined below) applicable to the operations of, and the property owned, operated, occupied or otherwise used by, BSC. To the best knowledge of BSC, there are no circumstances that may prevent or interfere with such full compliance in the future.

                     (B) BSC has obtained all Permits (as defined below) necessary for the operation of their businesses and the ownership, operation, occupation or other use of their properties, all such Permits are in good standing and BSC is in compliance with all terms and conditions of such Permits. There has been no material change in the facts or circumstances reported or assumed in the applications for or the granting of such Permits.

                     (C) There is no lawsuit, claim, action, cause of action, judicial or administrative proceeding, investigation, summons, or written notice by any person pending, or to BSC's knowledge, threatened, against BSC alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damages, personal injuries or penalties) arising out of or resulting from (i) the violation of any Environmental Law or (ii) the presence or Release of any Hazardous Substance (as defined below) at any location, whether or not owned, operated, occupied or otherwise used by BSC.

                     (D) BSC is not subject to any writ, injunction, order, decree or settlement addressing (i) any alleged violation of any Environmental Law or (ii) the alleged presence, or Release into the environment of any Hazardous Substance at any location, whether or not owned, operated, occupied or otherwise used by BSC.

                     (E) No Environmental Lien (as defined below) has attached to any of the property owned, operated, occupied or otherwise used by BSC.

                     (F) There has been no Release of any Hazardous Substance at, to or from any of the properties owned, operated, occupied or otherwise used by BSC.

                     (G) BSC has not transported or arranged for the transport of any Hazardous Substance to any facility or site for the purpose of treatment, storage, disposal or recycling which (i) is included on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. (S)(S) 9601 et. seq. ("CERCLA"), or any similar
                                                    ------
state list which is required by any state Environmental Law to be kept, or (ii) is presently subject to a governmental enforcement action under CERCLA or the Solid Waste Disposal Act, 42 U.S.C. (S)(S) 6901 et. seq., or any similar state Environmental Law.

                     (H) All of the third parties with which BSC presently has arrangements, engagements or contracts to accept, treat, transport, store, dispose, remove or recycle any Hazardous Substances generated or present at any of the properties owned, operated, occupied or otherwise used by BSC is properly permitted under Environmental Laws to perform the foregoing activities or conduct.

                     (I) BSC has no liability for the violation of any Environmental Law or the Release of any Hazardous Substance in connection with any business or property previously owned, operated, occupied or otherwise used by BSC or any of the predecessors of BSC.

                     (J) There are no past or present actions, activities, circumstances, conditions, event or incidents, including, without limitation, the generation, handling, transportation, treatment, storage, Release, presence, disposal or arranging for disposal of any Hazardous Substance, that could form the basis of any claim against BSC under any Environmental Law.

                     (K) Without in any way limiting the generality of the foregoing, (i) all underground storage tanks, and the capacity and contents of such tanks, located on the real property owned or operated by BSC are identified in Schedule 3.1(p), (ii) except as identified in Schedule 3.1(p), there is no asbestos contained in or forming part of any building, building component, structure or office space owned or operated by BSC, and (iii) no polychlorinated biphenyls (PCBS) are used or stored at any part of the property owned or operated by BSC.

                     (L)  The following terms shall have the following meanings:

                          1.  "Environmental Laws" means all federal, state,
local and foreign laws, statutes, codes, ordinances, rules, regulations, orders, directives, binding policies, common law, or Permits as amended and in effect on the date hereof and on the Closing Date relating to or addressing the environment, health or safety, including, but not limited to, any law, statute, code, ordinance, rule, regulation, order, directive, binding policy, common law or Permit relating to the generation, use, handling, treatment removal, storage, production, manufacture, transportation, remediation, disposal, arranging for disposal, or Release of Hazardous Substances.

                          2.  "Environmental Lien" means a lien in favor of any
conventional authority for any (a) liability under any Environmental Law or (b) damages arising from, or costs incurred by, such governmental authority in response to a release or threatened release of a Hazardous Substance into the environment.

                          3.  "Hazardous Substances" means any toxic or
hazardous substances (including, without limitation, wastes), pollutants, explosives, radioactive materials or substances (including, without limitation, wastes), including, without limitation, asbestos, PCBs, petroleum products and byproducts, and substances (including, without limitation, wastes) defined in or regulated under Environmental Law.

                          4.  "Permit" means any permit, license, consent or
other approval or authorization required under any Environmental Law.

                          5.  "Release" means the release, spill, emission,
leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migrating of any Hazardous Substance through or in the air, soil, surface water, or groundwater.

          (q) Interests of Certain Persons. Except as noted in Schedule 3.1(q), none of its respective officers or directors, or any BSC Shareholder, or any "associate" (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of any such officer or director or
                              ------------
any BSC Shareholder, has any interest in (i) any contract or property (real or personal), tangible or intangible, used in or pertaining to its business, except in connection with his or her service as an employee in the ordinary course of business or (ii) any business that furnished goods or services to BSC since July 1, 1996, except for an interest of less than 5% of the stock of a company whose securities are traded on a national securities exchange.

          (r) Insurance. Set forth in Schedule 3.1(r) is a complete and accurate list and description of all policies of fire, liability, product liability, workers compensation, health and other forms of insurance presently in effect with respect to the business and properties of BSC, true and correct copies of which have been furnished to SBI. Schedule 3.1(r) includes, without limitation, the carrier, a summary description of coverage, the limits of coverage, retention or deductible amounts, amount of annual premiums, date of expiration with respect to each such policy, and any pending claims in excess of $5,000. No such policy (nor any previous policy) is subject to any currently enforceable retroactive rate or premium adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events arising prior to the date hereof. Schedule 3.1(r) indicates each policy as to which (a) the coverage limit has been reached or (b) the total incurred losses to date equal 75% or more of the coverage limit. No notice of cancellation or termination has been received with respect to any such policy, and no act or omission of BSC could result in cancellation of any such policy prior to its scheduled expiration date. BSC has not been refused any insurance with respect to any aspect of the operations of the business nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last five (5) years. BSC has duly and timely made all claims it has been entitled to make under each policy of insurance. BSC has not received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance and, to the best knowledge of BSC, no such improvements or expenditures are required.

          (s) Dividends. The only dividends or other distributions which it has made on its capital stock since January 1, 1999 are set forth in Schedule 3.1(s).

          (t) Books and Records. Except as set forth on Schedule 3.1(t), its books and records have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all material respects the substance of events and transactions that should be included therein.

          (u) Board Action. Its board of directors (at a meeting duly called and held) has been duly convened and by the requisite vote of all directors (a) determined that the Share

Exchange is advisable and in the best interests of it and its shareholders and
(b) approved this Agreement and the transactions contemplated hereby and thereby.

          (v) Intellectual Property. BSC, directly or indirectly, possesses or has adequate rights to all licenses, permits and all other franchises, trademarks, trade names, service marks, inventions, patents, copyrights, and any applications therefor, trade secrets, research and development, know-how, technical data, computer software programs or applications and technology systems necessary to operate its business and required by applicable law (the "Intellectual Property"). Except as set forth on Schedule 3.1(v), all right,
----------------------
title and interest in and to each item of Intellectual Property is owned by BSC, is not subject to any license, royalty arrangement or pending or threatened claim or dispute and is valid and in full force and effect. None of the Intellectual Property owned or used by BSC, infringes any Intellectual Property right of any other entity and no Intellectual Property owned by BSC is infringed upon by any other entity.

          (w) Absence of Undisclosed Liabilities. Except (i) as and to the extent specifically reserved against in BSC's audited balance sheet as of December 31, 1998, and in the notes to such balance sheet for the period then ended, (ii) liabilities which have been incurred since December 31, 1998 in the ordinary course of business consistent with past practice as a result of arm's length negotiations and (iii) liabilities and obligations specifically disclosed on Schedule 3.1(w), BSC has no material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether due or to become due). BSC and the BSC Shareholders have no reason to believe that any reserves for liabilities are inadequate. Except as and to the extent described in BSC's audited balance sheet as of December 31, 1998 or in Schedule 3.1(w), neither BSC nor any BSC Shareholder has knowledge of any basis for the assertion against BSC of any liability and there are no circumstances, conditions, happenings, events or arrangements, contractual or otherwise which may give rise to liabilities, except commercial liabilities and obligations incurred in the ordinary course of BSC's business and consistent in amount and nature with past practice. Except as set forth on Schedule 3.1(w), BSC's audited balance sheet as of December 31, 1998 reflects a reasonable residual value for the total portfolio of the leases pursuant to which BSC acts as lender, lessor or sublessor, finances, leases or subleases automobiles.

          (x) Condition of Tangible Assets. Except as set forth in Schedule 3.1(x), in all material respects all the real property leased by it is free from structural defects, and to the best knowledge of BSC the operation and use of the real property conform in all material respects to all applicable laws, ordinances, regulations, permits, licenses and certificates.

          (y) Year 2000 Compliance. Except as provided in Schedule 3.1(y) hereof, BSC has undertaken an assessment of its software and hardware in order to reveal those portions thereof which will require modification or replacement to utilize properly dates beyond December 31, 1999, and has contracted with appropriate third parties to modify or replace such existing software and hardware so that such software and hardware will not be affected by the change in the Year 2000. BSC has contacted its vendors and borrowers in order to assess their efforts to mitigate any adverse effects to their computer programs and systems beyond December 31, 1999.

          (z) SBI Stock Ownership. BSC does not own any SBI Shares or other securities convertible into SBI Shares.

          (aa) Pooling of Interests. Neither BSC nor any BSC Shareholder has taken or failed to take any action or has knowledge of any fact or circumstance that would, or would be reasonably likely to, prevent the accounting for the Share Exchange as a pooling of interests in accordance with GAAP and the published pronouncements of the SEC.

          (bb) Tax Reorganization. Neither BSC nor any BSC Shareholder has taken or failed to take any action, or has knowledge of any fact or circumstance, that would, or would be reasonably likely to, adversely affect the status of the Share Exchange as a reorganization under Section 368(a) of the Code.

          (cc) Disclosure. No representation or warranty by BSC and/or any BSC Shareholder contained in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of BSC or the BSC Shareholders pursuant to this Agreement or in any documents delivered by BSC or the BSC Shareholders to SBI in connection with the transactions contemplated by this Agreement, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading. All statements and information contained in any such certificate, instrument, schedule or document delivered by or on behalf of BSC and/or any BSC Shareholder shall be deemed representations and warranties by BSC and the BSC Shareholders.

          SECTION 3.2  Representations, Warranties and Covenants of the BSC
                       ----------------------------------------------------
Shareholders.  The BSC Shareholders severally and not jointly represent, warrant
------------
and covenant to SBI that, except as specifically disclosed by the BSC Shareholders to SBI in writing in the disclosure schedules being delivered to SBI (the "BSC Shareholder Schedules") and which BSC Shareholder Schedules shall
          -------------------------
identify the specific sections or subsections in the Agreement to which each such disclosure relates:

          (a)  Ownership; Authority.

               i. Such BSC Shareholder owns beneficially and of record the number of shares set forth opposite his or her name on Schedule 3.2(a) free and clear of all Encumbrances and such BSC Shareholder has the authority to execute and deliver this Agreement, and no other acts or other proceedings on the part of the BSC Shareholders are necessary to authorize this Agreement or the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by such BSC Shareholder and constitutes the legal, valid and binding obligation of such BSC Shareholder, enforceable against each BSC Shareholder in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general, or by general principles of equity.

               ii. Neither the execution and delivery by such BSC Shareholder of this Agreement nor the consummation of the transactions contemplated hereby or thereby nor compliance by such BSC Shareholder with any of the provisions hereof or thereof will (i) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any Encumbrance upon any of the BSC Shares owned by such BSC Shareholder under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, sublease, option agreement or other instrument or obligation to which such BSC Shareholder is a party, or by which he or she or the BSC Shares owned by such BSC Shareholder may be bound or affected, (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such BSC Shareholder or the BSC Shares owned by such BSC Shareholder or (iii) require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any person or entity applicable to such BSC Shareholder.

          (b) Brokers or Finders. Such BSC Shareholder has not entered into and will not enter into any agreement, arrangement or understanding with any broker, finder or investment banker pertaining to the Share Exchange.

          (c) No Other Agreements to Sell Shares. Other than pursuant to this Agreement, no BSC Shareholder has any legal obligation, absolute or contingent, to any other person or firm to sell any of the BSC Shares or to enter into any agreement with respect thereto.

          (d) Economic Risk; Sophistication. Each BSC Shareholder represents and warrants that such BSC Shareholder has not relied on any purchaser representative, or on BSC or any other BSC Shareholder, in connection with the acquisition of shares of SBI Shares hereunder. Such BSC Shareholders is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act"); and (a) has such
                                         --------------
knowledge, sophistication and experience in business and financial matters that such BSC Shareholder is capable of evaluating the merits and risks of an investment in the SBI Shares, (b) fully understands the nature, scope and duration of the limitations on transfer contained in this Agreement and (c) can bear the economic risk of an investment in the SBI Shares and can afford a complete loss of such investment. Such BSC Shareholder has had an adequate opportunity to ask questions and receive answers from the officers of SBI concerning any and all matters relating to the transactions described herein including without limitation the background and experience of the officers and directors of SBI, the plans for the operations of the business of SBI, the business, operations and financial condition of SBI, and any plans for additional acquisitions and the like. Such BSC Shareholder has asked any and all questions of the nature described in the preceding sentence and all questions have been answered to his or her satisfaction. Additionally, such BSC Shareholder has received from SBI copies of (i) SBI's Annual Report on Form 10-K for the year ended December 31, 1998, (ii) SBI's Quarterly Report on Form 10-Q for the period ended March 31, 1999 and (iii) the Proxy Statement for SBI's 1999 annual shareholder meeting, and have also obtained such other information as such BSC Shareholder requires in order to evaluate an investment in the Shares.

          (e)  Private Placement; Resale Restrictions.

               i. By execution and delivery of this Agreement, each BSC Shareholder represents and warrants to SBI that the representing BSC Shareholder does not have any contract, undertaking, agreement or arrangement, written or oral, with any other person to sell, transfer or grant participations in any SBI Shares to be acquired by such BSC Shareholder. Additionally, each BSC Shareholder represents and warrants that the SBI Shares are being acquired by each of the BSC Shareholders for his or her own account, and not with a view to the sale or distribution of any part thereof, except pursuant to a registration statement filed pursuant to the Securities Act or an exemption from registration thereunder.

               ii. Each BSC Shareholder understands that the Shares have not been registered under the Securities Act on the basis that the sale to the BSC Shareholders in connection with the Share Exchange is exempt from registration under the Securities Act pursuant to Section 4(2) thereof, and the SBI's reliance on such exemption is predicated on the BSC Shareholder's representations set forth herein.

               iii. Each BSC Shareholder will not directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any SBI Shares unless (i) registered under the Securities Act, (ii) pursuant to an exemption from registration under the Securities Act, (iii) in a transaction not requiring registration under the Securities Act or (iv) accompanied by an opinion of counsel satisfactory to SBI that registration is not required.

               iv. The certificate or certificates evidencing the SBI Shares to be delivered to the BSC Shareholders pursuant to the Share Exchange will bear a legend substantially in the form set forth below and containing such other information as SBI may deem necessary or appropriate:

       THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR ANY STATE SECURITIES LAWS. THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE SOLD, TRANSFERRED, OR ASSIGNED IN THE ABSENCE OF REGISTRATION OF THE RESALE THEREOF UNDER THE SECURITIES ACT OR AN

       OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM, SCOPE AND SUBSTANCE TO SUSQUEHANNA BANCSHARES, INC. ("SUSQUEHANNA") THAT SUCH REGISTRATION IS NOT REQUIRED. IN ADDITION, THE TRANSFER OF THESE SHARES IS RESTRICTED UNTIL SUSQUEHANNA HAS PUBLICLY RELEASED ITS FIRST REPORT INCLUDING THE COMBINED FINANCIAL RESULTS OF SUSQUEHANNA AND BOSTON SERVICE COMPANY, INC. FOR A PERIOD OF AT LEAST 30 DAYS OF COMBINED OPERATIONS.

               v. Notwithstanding anything herein contained to the contrary, each BSC Shareholder will not sell, transfer or otherwise dispose of any of the SBI Shares, or any option, right or other interest with respect to the SBI Shares that such BSC Shareholder will acquire pursuant to this Agreement, or any securities that may be paid as a dividend thereon or with respect thereto or issued or delivered in exchange or substitution therefor, or offer or agree to sell, transfer or otherwise dispose of, or in any other way reduce such BSC Shareholder's risk of ownership or investment in the SBI Shares until SBI has publicly released its first report including the combined financial results of SBI and BSC for a period of at least thirty (30) days of combined operations. After the release of the report described in the immediately preceding sentence, certificates evidencing the SBI Shares delivered at or after the Closing Date, may at the BSC Shareholder's election, be surrendered for cancellation and reissuance with a legend relating only to the restriction on the transfer of the SBI Shares pursuant to the Securities Act.

               vi. Each BSC Shareholder acknowledges that SBI may place stop transfer instructions with the transfer agent with respect to the SBI Shares.

       SECTION 3.3  Representations and Warranties of SBI.  SBI represents and
                    --------------------------------------
warrants to the BSC Shareholders (and the word "it" in this Article III refers to SBI and each of its Subsidiaries), that, except as specifically disclosed by SBI to the BSC Shareholders in writing in the disclosure schedules being delivered to the BSC Shareholders (the "SBI Schedules") and which SBI Schedules
                                        -------------
shall identify the specific sections or subsections in the Agreement to which each such disclosures relates, to the best of its knowledge:

          (a) Corporate Organization and Qualification. SBI is a corporation duly incorporated, validly existing and duly subsisting under the laws of the Commonwealth of Pennsylvania and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by SBI requires such qualification, except for such failure to qualify or be in such good standing which, when taken together with all other such failures, would not have a material adverse effect on SBI. It has the requisite corporate and other power and authority (including all federal, state, local and foreign governmental authorizations) to carry on its business as now conducted and to own its properties and assets.

          (b) Corporate Authority. Subject only to the regulatory approvals specified in Section 5.1(a) hereof, SBI has the requisite corporate power and authority, and legal right, and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions applicable to SBI contemplated hereby. This Agreement has been duly and validly executed and delivered by SBI and constitutes the valid and binding obligations of SBI enforceable against SBI, in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency and other similar laws affecting creditors' rights or the application by a court of equitable principles.

          (c) Capitalization. As of June 30, 1999, SBI common stock was held of record by more than 6,700 shareholders and the authorized capital stock of SBI consisted of 100,000,000 shares of SBI common stock, of which approximately 36,977,488 shares are issued and outstanding (an additional 12,612 shares are held as treasury stock) and 5,000,000 shares of Preferred Stock, no par value per share, of which none are outstanding. Sufficient shares of authorized, but unissued, SBI common stock to effect the transactions herein contemplated will be reserved by SBI for such purpose.

          (d) No Violations. The execution, delivery and performance of this Agreement by SBI does not, and the consummation of the transactions contemplated hereby by SBI will not, constitute (i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument to which SBI (or any of SBI's respective properties or assets) is subject, (ii) a breach or violation of, or a default under, SBI's articles of incorporation or bylaws or (iii) a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of SBI's properties or assets under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which it is a party, or to which any of SBI's properties or assets may be bound or affected; and the consummation of the transactions contemplated hereby will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than (i) the required approvals, consents and waivers of governmental authorities referred to in Section 5.1(b) and (ii) any such approval, consent or waiver that already has been obtained.

          (e) Board Action. SBI's board of directors (at a meeting duly called and held) has been duly convened and by the requisite vote of all directors (a) determined that the Share Exchange is advisable and in the best interests of it and its shareholders, and (b) approved this Agreement and the transactions contemplated hereby, subject to the receipt of the opinion of SBI's financial advisor to the effect that the Exchange Ratio and the Share Exchange Consideration are fair from a financial point of view to the holders of SBI Shares, as set forth in Section 5.2(f).

          (f) SBI SEC Reports and Financial Statements. SBI has furnished to the BSC Shareholders copies of the Annual Report of SBI on Form 10-K for the fiscal year ended December 31, 1998, any proxy statements and other reports (including Quarterly Reports on Form 10-Q) under the Exchange Act, filed by SBI after such date (collectively, the "SEC Reports"), each as filed with the SEC,
                                    -----------
and SBI's 1998 Annual Report to Shareholders (the "1998 Annual Report"). As of
                                                   ------------------
their respective dates, each SEC Report and any proxy statements and other reports filed by SBI with the SEC after the date of this Agreement (i) compiled, or will comply with on the date of such filing, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and (ii) did not, or will not, on the date of filing or the date as of which information is set forth therein, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The representation in clause (ii) of the immediately preceding sentence shall not apply to any misstatement or omission in any SEC Report filed prior to the date hereof which was superseded by a subsequent SEC Report filed prior to the date hereof. The financial statements (including any related schedules and/or notes) included in the SEC Reports and the 1998 Annual Report have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto) throughout the periods involved and fairly present the financial position, results of operations and cash flows as of the dates and for the periods indicated therein.

          (g) Absence of Undisclosed Liabilities. Except (i) as disclosed in, or reflected in the financial statements included in, the SEC Reports, (ii) liabilities which have been incurred since March 31, 1999 in the ordinary course of business consistent with past practice as a result of arm's length negotiations, which liabilities would not be reasonably likely to have a material adverse effect on the business, earnings, assets, liabilities, financial or other condition or results of operations of SBI and its Subsidiaries taken as a whole and (iii) liabilities and obligations specifically disclosed on Schedule 3.3(g), neither SBI nor any of its Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether due or to become due).

          (h) SBI Shares. The issuance and delivery by SBI of the SBI Shares in connection with the Share Exchange and this Agreement have been duly and validly authorized by all necessary corporate action on the part of SBI. The SBI Shares to be issued in connection with the Share Exchange and this Agreement, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable.

          (i) Pooling of Interests. Neither SBI nor any of its Subsidiaries has taken or failed to take any action or has knowledge of any fact or circumstance that would, or would be reasonably likely to, prevent the accounting for the Share Exchange as a pooling of interests in accordance with GAAP and the pronouncements of the SEC.

          (j) Tax Reorganization. SBI understands that this transaction is intended by the BSC Shareholders to qualify as a tax-free reorganization under
Section 368(a) of the Code. Neither SBI nor any of its Subsidiaries has taken, failed to take or will take any action, or has knowledge of any fact or circumstances that would, or would be reasonably likely to, adversely affect the status of the Share Exchange as a tax-free reorganization under Section 368(a) of the Code.

                                  ARTICLE IV
                                   COVENANTS

          SECTION 4.1  Acquisition Proposals. BSC and the BSC Shareholders agree
                       ---------------------
that they shall not, and that they shall direct and use their best efforts to cause the BSC employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by them) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to their shareholders) with respect to a merger, acquisition, consolidation, reorganization, share exchange, tender offer, exchange offer or similar transaction involving, or any purchase, sale or other disposition of all or any significant portion of the assets or any equity securities of, BSC (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or, engage in any negotiations concerning, or provide
    --------------------
any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. BSC and the BSC Shareholders agree that they will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken by each of them in this Section 4.1. BSC and the BSC Shareholders agree that they will notify SBI immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations, or discussions are sought to be initiated or continued with, them.

          SECTION 4.2  Securities Registration and Disclosure.  Following the
                       --------------------------------------
publication of financial results covering at least thirty (30) days of combined operations of SBI and BSC have been published within the meaning of Section
201.01 of the SEC's Codification of Financial Reporting Policies, SBI will promptly prepare and file with the SEC under the Securities Act a registration statement for the registration of the resale of the SBI Shares to be issued pursuant hereto (the "Registration Statement"), as provided in the Registration
                      ----------------------
Rights Agreement between the BSC Shareholders and SBI set forth in Exhibit A attached hereto. SBI shall take any action required to be taken under any applicable state securities or "blue sky" laws in connection with the issuance of SBI Shares pursuant to this Agreement and the BSC Shareholders shall furnish SBI all information concerning them as SBI may reasonably request in connection with any such action.

          SBI shall use reasonable efforts to provide a copy of the Registration Statement to the BSC Shareholders for their review ten (10) business days prior to its filing with the SEC. Each party will promptly provide the other with copies of all correspondence, comment letters, notices or other communications to or from the SEC or the Board relating to the Registration Statement, or any amendment or supplement thereto, and SBI will advise the BSC Shareholders promptly after it receives notice thereof, of the effectiveness of the Registration Statement, of the issuance of any stop order with respect to the effectiveness thereof, of the suspension of the qualification of the SBI Shares issuable in connection herewith for offering or sale in any jurisdiction, or the initiation or threat of any proceeding for any such purpose.

          SECTION 4.3  Employees.
                       ---------

          (a) Each person employed by BSC prior to the Closing who remains an employee of BSC following the Closing (each a "Continued Employee") shall be
                                               ------------------
entitled to participate in whatever employee benefit plans, as defined in
Section 3(3) of ERISA, or whatever stock option, bonus or incentive plans or other fringe benefit programs that may be in effect generally for employees of SBI or SBI's Subsidiaries from time to time ("SBI's Plans"), if such Continued
                                              -----------
Employee shall be eligible or selected for participation therein and otherwise shall not be participating in a similar plan which continues to be maintained by the BSC for such employee. All such participation shall be subject to such terms of such plans as may be in effect from time to time provided, further that Continued Employees will be eligible to participate in SBI's plans on the same basis as similarly situated employees of SBI or SBI's Subsidiaries. Such Continued Employees will receive credit for past service with BSC for purposes of eligibility and vesting, but not benefit accrual, under SBI's Plans.

          (b) BSC shall take all timely and necessary action to cease participation or accrual of benefits, effective as of the Closing, by each person employed by BSC prior to the Closing in each Employee Plan (as defined in
Section 3.1(l), including timely notice to all participants under Section 204(h) of ERISA, if applicable, and to terminate each Employee Plan, other than an Employee Plan containing a cash or deferred arrangement qualified under Section 401(k) of the Code ("Employee 401(k) Plan") and other than those specified in
                     --------------------
Schedule 4.3(b), effective as of the Closing; provided that SBI may, in its sole discretion, give notice to BSC not less than twenty (20) days prior to the Closing, that any Employee Plan shall not be terminated and/or participation or accrual of benefits thereunder shall not cease pursuant to this Section 4.3(b). At the sole discretion of SBI, any Employee 401(k) Plan shall be merged with any similar such plan maintained and designated by SBI, effective at or after the Closing, as elected by SBI, and BSC shall take any and all timely and necessary action to effect such merger.

          SECTION 4.4  Access and Information. Upon reasonable notice, and
                       ----------------------
subject to applicable laws relating to the exchange of information, each party to this Agreement shall provide the other party and its representatives (including, without limitation, directors, officers and employees of the party and its affiliates, and counsel, accountants and other professionals retained) such access during normal business hours throughout the period prior to the Closing to the facilities, books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and such other information as the requesting party may reasonably request (other than reports or documentation which are not permitted to be disclosed under applicable law); provided, however, that no investigation pursuant to this Section 4.4 shall affect or be deemed to modify any representation or warranty made herein. Each of the parties will not, and will cause their respective representatives not to, use any information obtained pursuant to this Section 4.4 or Section 3.1 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and in no event will any party directly or indirectly use such information for any competitive or commercial purpose. Subject to the requirements of law, each party to this Agreement will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section
4.4 and Section 3.1 unless such information (i) is generally available to or known by the public other than as a result of improper disclosure by the receiving party or (ii) is obtained by a receiving party from a source other than another party to this Agreement, provided that such source was not bound by a duty of confidentiality with respect to such information. Without in any way limiting the foregoing, BSC shall provide to SBI within forty-five (45) days of the end of each calendar quarter financial statements (including a balance sheet and income statement) (except for the calendar quarter financial statements for the calendar quarter ended December 31, 1999, which shall be provided to SBI within thirty (30) days) as of the end of, and for, such period prepared in each case on a basis consistent with past practice for the quarters ended March 31, 1999, June 30, 1999 (each as restated to conform with GAAP) and September 30, 1999 and December 31, 1999, if applicable, as prepared in conformance with GAAP and the representations set forth in Section 3.1(f) for the quarters ended September 30, 1999 and December 31, 1999, if applicable. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise not be consummated, each party shall, if so requested, promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto (or an affiliate of any party hereto) to be returned to the party which furnished the same.

          SECTION 4.5  Certain Filings, Consents and Arrangements. SBI shall use
                       ------------------------------------------
all reasonable efforts to obtain all necessary approvals required to be obtained by SBI to carry out the transactions contemplated by this Agreement and to consummate the Share Exchange. BSC shall cooperate with SBI in connection therewith, including without limitation furnishing all information concerning BSC as may be reasonably requested by SBI in connection with any such action. BSC shall use all reasonable efforts to obtain all necessary approvals required to be obtained by BSC to carry out the transactions contemplated by this Agreement and to consummate the Share Exchange. SBI shall cooperate with BSC in connection therewith, including without limitation furnishing all information concerning SBI as may be reasonably requested by BSC in connection with any such action. Each party will consult with the other party with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and governmental authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby. Each party shall promptly furnish the other party with copies of applications to any governmental authority in respect of the transactions contemplated hereby.

          SECTION 4.6  Additional Agreements.  Subject to the terms and
                       ---------------------
conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable governmental authorities, or other entities, effecting all necessary registrations, applications and filings and obtaining any required contractual consents and regulatory approvals.

          SECTION 4.7  Publicity.  Except and to the extent required by law,
                       ---------
without the prior written consent of the other parties, none of the parties to this Agreement shall, and each shall direct its representatives not to, directly or indirectly, make any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of any information regarding this Agreement or the transactions described herein. Prior to issuing any press release or making any public filings under securities laws which makes any reference to BSC, SBI shall provide a copy to BSC for comment and in all such instances the parties shall cooperate.

          SECTION 4.8  Listing Application.  Following the disclosure of
                       -------------------
financial results covering at least thirty (30) days of combined operations of SBI and BSC, SBI shall promptly prepare and submit to the Nasdaq National Market a listing application covering the SBI Shares issuable in the Share Exchange, and shall use its best efforts to obtain, prior to the effectiveness of the Registration Statement, approval for the listing of such SBI Shares, subject to official notice of issuance.

          SECTION 4.9  Notification of Certain Matters. Each party shall give
                       -------------------------------
prompt notice to the others of (a) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its subsidiaries subsequent to the date of this Agreement and prior to the Closing, under any contract material to the financial condition, properties, businesses, results of operations or prospects of it to which it is a party or is subject; and (b) any material adverse change in its financial condition, properties, business, or results of operations taken as a whole or the occurrence of any event which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in any such change. Each party shall give prompt notice to the other parties of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

          SECTION 4.10 Insurance.  BSC shall use its best efforts to retain no
                       ---------
 less than the level of insurance coverage presently held by it as of the date hereof.

          SECTION 4.11   Board Seat.  At the meeting of the SBI Board of
                         ----------
Directors next following the Closing Date, Michael J. Wimmer shall be appointed as a director of SBI in the class of directors whose term expires upon the election of the successors to that class at the annual meeting of SBI shareholders in or around May of 2000. So long as Michael J. Wimmer remains employed under the Employment Agreement between Michael J. Wimmer and BSC, the SBI Board of Directors shall recommend him for reelection as a director of SBI in the class of directors whose term expires upon the election of the successors to that class at the annual meeting of SBI shareholders in or around May of 2003.

          SECTION 4.12   Pooling; Reorganization.  From and after the date
                         -----------------------
hereof and until the Closing, neither SBI nor BSC nor any of their respective subsidiaries or other affiliates nor any BSC Shareholder shall (i) take any action, or fail to take any action, that could jeopardize the qualification of the Share Exchange as a "pooling of interests" for accounting purposes; (ii) take any action, or fail to take any action, that could jeopardize qualification of the Share Exchange as a reorganization under Section 368(a) of the Code; or
(iii) enter into any contract, agreement, commitment or arrangement with respect to either of the foregoing. At the Closing, the auditors of BSC will deliver a letter to PricewaterhouseCoopers, as accountants for SBI, to the effect that BSC has complied with all pooling requirements applicable to BSC in form and substance satisfactory to PricewaterhouseCoopers.

          SECTION 4.13   General Release.  At the Closing, each BSC Shareholder
                         ---------------
shall deliver a general release to SBI, in the form attached hereto as Exhibit B, releasing SBI and the directors, officers, agents and employees of SBI from all liabilities to the Closing Date.

          SECTION 4.14   Employment Agreement.  At the Closing, BSC and
                         -----------------
Michael J. Wimmer will enter into an Employment Agreement, substantially in the form attached hereto as Exhibit C.

          SECTION 4.15   Real Property Leases.  At the Closing, real property
                         --------------------
leases substantially in the form of Exhibit D hereto will be entered into by BSC and MTW Realty, L.L.C.

          SECTION 4.16   Consents.  BSC and the BSC Shareholders will use their
                         --------
best efforts prior to Closing to obtain all consents necessary for the consummation of the transactions contemplated by this Agreement.

          SECTION 4.17   BSC Shares.  Between the date of this Agreement and the
                         ----------
Closing Date, the BSC Shareholders will not transfer any of the BSC Shares or convey any interest in the BSC Shares, nor will the BSC Shareholders vote the BSC Shares in any way to cause a breach of this Agreement.

          SECTION 4.18   Non-Competition.  (a)  Subject to the Closing, and as
                         ---------------
an inducement to SBI to execute this Agreement and complete the transactions contemplated hereby, and in order to preserve the goodwill associated with the business of BSC being acquired pursuant to this Agreement, BSC and the BSC Shareholders hereby covenant and agree that for a period of five (5) years from the Closing Date, they will not, directly for themselves or any third party, become engaged in any business or activity which is directly in competition with any services or financial products sold by, or any business or activity engaged in by, BSC, SBI or any of their affiliates including, without limitation, any business or activity engaged in by any leasing company or any federally or state chartered bank, savings bank, savings and loan association, trust company and/or credit union, and/or any services or financial products sold by such entities, including, without limitation, the taking and accepting of deposits, the provision of trust services, the making of loans and/or the extension of credit, brokering loans and/or leases and the provision of insurance and investment services, within the states of New Jersey, New York, Pennsylvania, Delaware, Maryland and Virginia; provided, however that Michael J. Wimmer may continue, consistent with past practice, to engage in business activities with Auto Lenders Liquidation Center, Inc. This provision shall not restrict BSC or the BSC Shareholders from owing or investing in publicly traded securities of financial institutions, so long as their respective aggregate holdings in any financial institution do not exceed ten percent (10%) of the outstanding capital stock of such institution.

          In the event that a court of competent jurisdiction determines that the provisions of this covenant not to compete are excessively broad as to duration, geographical scope or activity, it is expressly agreed that this covenant not to compete shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such over broad provisions shall be deemed, without further action on the part of any person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction.

                                   ARTICLE V
                CONDITIONS TO CONSUMMATION OF THE SHARE EXCHANGE

          SECTION 5.1    Conditions to Closing.  The respective obligations of
                         ---------------------
the parties to effect the Share Exchange shall be subject to the satisfaction or waiver prior to the Closing of the following conditions:

          (a) All of the required approvals, consents or waivers of governmental authorities with respect to this Agreement and the transactions contemplated hereby including, without limitation, the approvals, notices to, consents or waivers of (i) the Board of Governors of the Federal Reserve and
(ii) jurisdictions with respect to "blue sky" obligations; and the parties shall have procured all other regulatory approvals, consents or waivers of governmental authorities that are necessary or appropriate to the consummation of the transactions contemplated by this Agreement.

          (b) No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Share Exchange, or any other transaction contemplated by this Agreement, and no litigation or proceeding shall be pending against any of the parties herein or any of their subsidiaries brought by any governmental agency seeking to prevent consummation of the transactions contemplated hereby. In the event any order or injunction shall have been issued, each party to this Agreement agrees to use its reasonable efforts to have any such injunction lifted.

          (c) No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits, restricts or makes illegal consummation of the Share Exchange, or any other transaction contemplated by this Agreement.

          SECTION 5.2    Conditions to Obligations of SBI.  The obligations of
                         --------------------------------
SBI to effect the Share Exchange shall be subject to the satisfaction or waiver prior to the Closing of the following additional conditions:

          (a) Each of the representations and warranties of BSC and the BSC Shareholders contained in this Agreement and in any document delivered in connection herewith shall be true and correct in all material respects as of the Closing Date as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); BSC shall have performed each of its covenants and agreements, contained in this Agreement; and SBI shall have received a certificate signed by the Chief Executive Officer and the Controller of the BSC, dated the Closing Date, to the foregoing effect.

          (b) SBI shall have received an opinion or opinions dated as of the Closing Date, from Capehart & Scatchard, P.A., counsel to BSC, substantially in the form attached hereto as Exhibit E.

          (c) There shall not have occurred any material adverse change in the financial condition, prospects, properties, assets, liabilities (including contingent liabilities), business or results of operation of BSC.

          (d) The Share Exchange shall as of the date of the Closing meet the requirements for pooling-of-interests accounting treatment under GAAP and under the published accounting rules of the SEC, and SBI shall have received a letter from PricewaterhouseCoopers LLP in form and substance reasonably satisfactory to SBI as to the matters specified in this Section 5.2(d).

          (e) Michael J. Wimmer shall have entered into an Employment Agreement with BSC, substantially in the form of Exhibit C hereto.

          (f) SBI shall have received the opinion from its financial advisor to the effect that the Exchange Ratio and the Share Exchange Consideration are fair from a financial point of view to the holders of SBI Shares.

          (g) BSC shall have entered into an agreement with Auto Lenders Liquidation Center with respect to the provision of services, substantially in the form attached hereto as Exhibit F.

          (h) M.R. Weiser & Co., LLP, or such other accounting firm as is acceptable to the parties, shall have furnished to SBI an "agreed upon procedures" letter, dated the Closing Date, in form and substance satisfactory to SBI to the effect that, based upon procedures performed with respect to the financial condition of BSC for the period from December 31, 1998 to a specified date not more than five (5) business days prior to the date of such letter, including but not limited to (i) their inspection of the minute books of BSC,
(ii) inquiries made by them of officers and other employees of BSC and affiliates responsible for financial and accounting matters as to transactions and events during the period, as to consistency of GAAP with prior periods and as to the existence and disclosure of any material contingent liabilities, and
(iii) other specified procedures and inquiries performed by them, noting in the letter based only upon the procedures noted above, (A) during the period from December 31, 1998 to a specified date not more than five (5) business days prior to the date of such letter, any change in the capitalization of BSC on a consolidated basis, (B) any material adjustments that would be required to the audited financial statements for the period ended December 31, 1998 in order for them to be in conformity with GAAP applied on a consistent basis with prior periods or (C) any material adjustments which would be required to the unaudited financial statements for the most recent quarter end period prior to the Closing in order for them to be in conformity with GAAP applied on a consistent basis with prior periods.

          SECTION 5.3    Conditions to the Obligations of BSC and the BSC
                         ------------------------------------------------
Shareholders.  The obligations of BSC and the BSC Shareholders to effect the
------------
Share Exchange shall be subject to the satisfaction or waiver prior to the Closing of the following additional conditions:

          (a) Each of the representations, warranties and covenants of SBI contained in this Agreement and in any document delivered in connection herewith shall be true and correct in all material respects on the Closing Date as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); SBI shall have performed each of its covenants and agreements, which are material to its operations and prospects, contained in this Agreement; and BSC shall have received certificates signed by the President or Vice President and Secretary or Assistant Secretary of SBI, dated the Closing Date, to the foregoing effect.

          (b) BSC shall have received an opinion dated as of the Closing Date, from Counsel of SBI, substantially in the form attached hereto as Exhibit G.

                                   ARTICLE VI
                     NATURE AND SURVIVAL OF REPRESENTATIONS
                     AND WARRANTIES; INDEMNIFICATION, ETC.

          SECTION 6.1  Survival of Representations and Warranties, Indemnities.
                       -------------------------------------------------------
(a) All covenants and agreements of the parties made in this Agreement or provided herein shall survive the Closing Date to the extent expressly provided herein. All representations and warranties of the parties made in this
Agreement or as provided herein shall be made as of the date hereof and shall survive the Closing for a period of two years (the "Survival Period"), except
                                                    ---------------
that (a) any intentional or knowing misrepresentation shall survive the Closing indefinitely, and (b) Sections 3.1(a), (b), (d), (h), (n) and (p) and Section 3.2(a) shall survive the expiration of the fifteen (15) day period commencing on the expiration date of the relevant statute of limitations period (including any applicable extensions thereof), if longer than the two-year period previously specified (provided that if there is no relevant statute of limitations, survival shall be indefinite), unless survival is governed by the preceding clause (a).

          (b) The BSC Shareholders (other than the Custodial Shareholder), jointly and severally, hereby agree to defend, indemnify and hold SBI and its Subsidiaries and their officers, directors and employees (collectively, the "SBI
                                                                             ---
Indemnitees") harmless from and against any and all claims, liabilities, losses,
-----------
damages, deficiencies, penalties, fines, costs or expenses (including, without limitation, the fees and expenses of investigation and counsel) (collectively, "Losses"), arising out of or resulting from (i) any breach of the
 ------
representations and warranties contained in Section 3.1; (ii) any breach in any material respect by the BSC Shareholder or BSC of any covenant or agreement of the BSC Shareholder or BSC contained in or arising out of this Agreement or
(iii) any and all actions, suits, proceedings, claims, demands, assessments and judgments incidental to the foregoing to the enforcement of such indemnification. Each BSC Shareholder, jointly and severally, hereby agrees to defend, indemnify and hold the SBI Indemnitees harmless from and against any and all Losses arising out of or resulting from any breach of any representation or warranty by such BSC Shareholder contained in Section 3.2.

          (c) Notwithstanding anything to the contrary in this Agreement, the BSC Shareholders shall not be liable to the SBI Indemnitees for any Losses until the Losses incurred by the SBI Indemnitees exceed Five Hundred Thousand Dollars ($500,000) (the "Threshold Amount"), and then the BSC Shareholders shall be
                 ----------------
liable to indemnify and hold the SBI Indemnitees harmless hereunder only to the extent such Losses exceed the Threshold Amount; provided that this Section 6.1(c) shall not apply to any intentional or knowing misrepresentations or breaches of covenants or agreements by BSC or the BSC Shareholders.

          (d) Notwithstanding anything to the contrary in this Agreement, the BSC Shareholders shall not have any liability under this Article VI to the extent that any such liability exceeds Three Million Dollars ($3,000,000).

          (e) SBI hereby agrees to defend, indemnify and hold the BSC Shareholders (collectively, the "BSC Shareholder Indemnitees") harmless from and
                                 ---------------------------
against any and all Losses, arising out of or resulting from (i) any breach of the representations and warranties contained in Section 3.3; (ii) any breach in any material respect by SBI of any covenant or agreement of SBI contained in or arising out of this Agreement or (iii) any and all actions, suits, proceedings, claims, demands, assessments and judgments incidental to the foregoing to the enforcement of such indemnification.

          (f) Notwithstanding anything to the contrary in this Agreement, SBI shall not have any liability under this Article VI to the extent that any such liability exceeds Three Million Dollars ($3,000,000), except that nothing contained in this subparagraph shall limit SBI's obligation to provide validly issued SBI Shares to the BSC Shareholders in the amount provided for in this Agreement.

          (g)  Promptly after the receipt by the SBI Indemnitees of a notice of any claim, action, suit or proceeding of any third party which is subject to indemnification hereunder, such party or parties (the "Indemnified Buyer Party")
                                                       -----------------------
shall give written notice of such claim (a "Notice of Claim") to the party or
                                            ---------------
parties obligated to provide indemnification hereunder (collectively, the "Indemnifying Shareholder Party"), stating the nature and basis of such claim
 ------------------------------
and the amount thereof, to the extent known. The failure of the Indemnified Buyer Party to so notify the Indemnifying Shareholder Party shall not impair the Indemnified Buyer Party's ability to seek indemnification from the Indemnifying Shareholder Party, except to the extent that the Indemnifying Shareholder Party is materially prejudiced. The Indemnifying Shareholder Party shall be entitled to participate in the defense or settlement of such matter and the parties agree to cooperate in any such defense or settlement and to give each other full access to all information relevant thereto. The Indemnifying Shareholder Party shall not be obligated to indemnify an Indemnified Buyer Party hereunder for any settlement entered into without the Indemnifying Shareholder Party's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. If any Notice of Claim relates to a claim by a person or persons other than any federal state, local or foreign tax authority; and the amount of such claim is acknowledged by the Indemnifying Shareholder Party to be fully covered by the foregoing indemnity, as limited herein, the Indemnifying Shareholder Party may elect to defend against such claim at its own expense, in lieu of the Indemnified Buyer Party assuming such defense; provided, that the
                                                           --------
Indemnified Buyer Party shall be entitled to participate in or monitor such defense at its own expense and the Indemnifying Shareholder Party will fully cooperate with the Indemnified Buyer Party and its counsel with respect thereto. If the Indemnifying Shareholder Party elects to assume such defense, the Indemnifying Shareholder Party shall retain counsel reasonably satisfactory to the Indemnified Buyer Party. No compromise or settlement of such claim may be effected by the Indemnifying Shareholder Party without the consent of the Indemnified Buyer Party (which shall not be unreasonably withheld, conditioned or delayed) unless (i) there is no finding or admission of any violation of law and no effect on any other claims that may be made against such Indemnified Buyer Party and (ii) the sole relief provided is monetary damages that are paid
            ---
in full by the Indemnifying Shareholder Party.  If a Notice of

Claim relates to a claim by a federal, state, local or foreign Tax authority and the Indemnifying Shareholder Party requests that the Indemnified Buyer Party accept a settlement offer (other than an offer conditioned upon the Indemnified Buyer Party's agreement with respect to any other issue not deemed a Loss hereunder) and agrees to pay the indemnity with respect thereto, then the Indemnified Buyer Party shall either (i) accept such settlement offer or (ii) not accept such settlement offer, in which case the Indemnifying Shareholder Party shall only be liable to the Indemnified Buyer Party for the amount the Indemnifying Shareholder Party would have been required to pay the Indemnified Buyer Party had the Indemnified Buyer Party accepted the settlement offer.

          (h) All claims for indemnification by a BSC Shareholder Indemnitee under this Article VI shall be asserted and resolved under the procedures set forth above substituting in the appropriate place "Indemnified Shareholder Party" for "Indemnified Buyer Party" and variations thereof and "SBI" for "Indemnifying Shareholder Party."

          (i) Notwithstanding any provision in this Article VI to the contrary, any claim for indemnification in respect of which notice is given in accordance with the provisions of Section 6.1(a) hereof prior to the expiration of the Survival Period shall survive with respect to such claim until final resolution thereof.

          (j) Notwithstanding any provision in this Article VI to the contrary, no party shall be able to avoid the limitations of this Article by electing to pursue some other remedy, except with respect to remedies relating to fraud or intentional or knowing misrepresentation.

                                  ARTICLE VII
                                  TERMINATION

          SECTION 7.1    Termination.  This Agreement may be terminated, and the
                         -----------
Share Exchange abandoned, prior to the Closing:

          (a)  by the mutual, written consent of BSC and SBI;

          (b) by BSC if (i) there has been a material breach by SBI of any representation, warranty, covenant or agreement contained herein and such breach is not cured or not curable within ten (10) days after written notice of such breach is given to SBI by BSC; or (ii) any condition precedent to BSC's obligations as set forth in Article V of this Agreement has not been met or waived by BSC at such time as such condition can no longer be satisfied.

          (c) by SBI by written notice to BSC and the BSC Shareholders, in the event (1) of a material breach by BSC or any BSC Shareholder of any representation, warranty, covenant or agreement contained herein and such breach is not cured or not curable within ten (10) days after written notice of such breach is given to BSC and the BSC Shareholders by SBI; or (ii) any condition precedent to SBI's obligations as set forth in Article V of this Agreement has not been met or waived by SBI at such time as such condition can no longer be satisfied.

          (d) by SBI or BSC by written notice to the other, in the event that the Share Exchange is not consummated by February 28, 2000, unless the failure to so consummate by such time is due to the breach of any representation, warranty or covenant contained in this Agreement by the party seeking to terminate; provided, however, that such date may be extended by the written agreement of SBI and BSC, and such date will be automatically extended until May 31, 2000 if the approval set forth in Section 7.5 of this Agreement has not been received by such date.

          (e) by BSC, by giving written notice of such election to SBI within one (1) business day following determination of the Average Closing Price per SBI Share in connection with Closing if such Average Closing Price is greater than $25.00 per share (subject to adjustment in accordance with Section 1.1 herein) at the time such calculation is required to be made pursuant to
Schedule 1.1 hereof

          (f) by SBI, by giving written notice of such election to BSC within one (1) business day following determination of the Average Closing Price per SBI Share in connection with Closing if such Average Closing Price is less than $15.00 per share (subject to adjustment in accordance with Section 1.1 herein) at the time such calculation is required to be made pursuant to Schedule 1.1 hereof.

          SECTION 7.2  Effect of Termination.  In the event of the termination
                       ---------------------
of this Agreement, as provided above, this Agreement shall thereafter become void and have no effect, except that the provisions of Sections 3.1(o) (fees),
4.4 (as applicable to confidentiality and return of documents), 4.7 (publicity) and 7.3 (expenses) of this Agreement shall survive any such termination and abandonment.

          SECTION 7.3  Expenses.  Any termination of this Agreement pursuant to
                       --------
Sections 7.1(a), 7.1(d), 7.1(e) or 7.1(f) hereof shall be without cost, expense or liability on the part of any party to the others. Any termination of this Agreement pursuant to Section 7.1(b) or 7.1(c) hereof shall also be without cost, liability or expense on the part of any party to the others, unless the breach of a representation or warranty or covenant is caused by the willful conduct or gross negligence of a party, in which event said party shall be liable to the other parties for all out-of-pocket costs and expenses, including without limitation, reasonable legal and accounting, incurred by such other party in connection with their entering into this Agreement and their carrying out of any and all acts contemplated hereunder ("Expenses").
                                                 --------

          SECTION 7.4  Extension, Waiver.  At any time prior to the Closing, any
                       -----------------
party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

          SECTION 7.5  Approval of Federal Reserve Board.  Notwithstanding the
                       ---------------------------------
foregoing or any other provision of this Agreement to the contrary, in the event that SBI is required to file with the Federal Reserve Bank an approval request, with respect to the transactions contemplated by this Agreement, BSC and the BSC Shareholders hereby agree to extend the date of this Agreement until such approval is granted, or May 31, 2000, whichever is earlier, and BSC and the BSC Shareholders hereby agree that the time period required for the filing of such an approval request and the receipt of approval from the Federal Reserve Bank shall not give rise to a right to terminate this Agreement under Section 7.1(d).

                                  ARTICLE VII
                                 OTHER MATTERS

          SECTION 8.1  Certain Defined Terms.  As used in the Agreement, the
                       ---------------------
following terms shall have the meanings indicated:

          "1998 Annual Report" shall be defined as at Section 3.3(f).

          "Acquisition Proposal" shall be defined as at Section 4.1.

          "Agreement" shall be this Share Agreement dated as of the 17th day of November, 1999 by and among Susquehanna Bancshares, Inc., Boston Service Company, Inc., t/a Hann Financial Services Corporation and Michael Wimmer, Terry Wimmer and Sydell Lourie.

          "Authorizations" shall be defined as at Section 3.1(n).

          "Average Closing Price" means the average closing price per share of SBI common stock as determined in conformity with Schedule 1.1 and as defined therein.

          "BSC" shall mean Boston Service Company, Inc. (t/a Hann Financial Service Corporation).

          "BSC Certificate" shall be defined as at Section 1.1(a).

          "BSC Schedules" shall be defined as at Section 3.1.

          "BSC Shareholder Indemnitees" shall be defined as at Section 6.1(e).

          "BSC Shareholder Schedules" shall be defined as at Section 3.2.

          "BSC Shareholders" shall mean Michael J. Wimmer, Terry Wimmer and Sydell Lourie.

          "BSC Shares" shall be defined in the recitals to this Agreement.

          "CERCLA" shall be defined as at Section 3.1(p)(i)(G).

          "COBRA" is the Consolidated Omnibus Budget Reconciliation Act of 1985 and shall be defined as at Section 3.1(k).

          "Closing" shall be defined as at Section 1.1(b).

          "Closing Date" shall be defined as at Section 1.1(b).

          "Code" is the Internal Revenue Code of 1986, as amended and shall be defined in the recitals to this Agreement.

          "Continued Employee" shall be defined as at Section 4.3(a).

          "Contracts" shall be defined as at Section 3.1(j)(i).

          "corporate affiliate" shall mean, with respect to a person, any other corporation controlling, controlled by, or under common control with, such person.

          "Custodial Shareholder" shall mean Terry Wimmer, custodian for the benefit of Brad Wimmer under the Uniform Gift to Minors Act.

          "ERISA" is the Employee Retirement Income Security Act and defined as at Section 3.1(l)(i).

          "ERISA Affiliate" shall be defined as at Section 3.1(l)(ii).

          "Employee 401(k) Plan" shall be defined as at Section 4.3(b).

          "Employee Plans" shall be defined as at Section 3.1(l).

          "Encumbrance" shall be defined as at Section 3.1(c).

          "Environmental Laws" shall be defined as at Section 3.1(p)(i)(L)(1).

          "Environmental Lien" shall be defined as at Section 3.1(p)(i)(L)(2).

          "Exchange Act" is the Securities Exchange Act of 1934, as amended, and defined as at Section 3.1(q).

          "Exchange Ratio" shall be described on Schedule 1.1 hereof

          "Expenses" shall be described as at Section 7.3.

          "GAAP" shall be described as at Section 3.1(f).

          "Hazardous Substances" shall be described as at Section
3.1(p)(i)(L)(3).

          "Indemnified Buyer Party" shall be defined as at Section 6.1(g).

          "Indemnified Shareholder Party" shall be defined as at Section 6.1(h).

          "Indemnifying Shareholder Party" shall be defined as at
Section 6.1(g).

          "IRS" is the Internal Revenue Service and shall be defined as at
Section 3.1(h)(ii).

          "Losses" shall be defined as at Section 6.1(b).

          "material" means material to the party in question (as the case may be) and its respective subsidiaries, taken as a whole.

          "Notice of Claim" shall be defined as at Section 6.1(g).

          "Pension Plan" is an employee benefit plan subject to Title IV of ERISA and shall be defined as at Section 3.1(l)(ii).

          "Permit" shall be defined as at Section 3.1(p)(i)(L)(4).

          "person" includes an individual, corporation, partnership, association, trust or unincorporated organization.

          "Qualified Plan" shall be defined as at Section 3.1(l)(vi).

          "Registration Statement" shall be defined as at Section 4.2.

          "Release" shall be defined as at Section 3.1(p)(i)(L)(5).

          "Representative" shall be defined as at Section 8.15.

          "SBI" shall be Susquehanna Bancshares, Inc., a Pennsylvania corporation and a multi-state, multi-institutional bank holding company.

          "SBI Indemnitees" shall be defined as at Section 6.1(b).

          "SBI Schedules" shall be defined as at Section 3.3.

          "SBI Shares" shall be defined in the recitals to this Agreement.

          "SBI's Plans" shall be defined as at Section 4.3.

          "SEC" is the Securities and Exchange Commission and shall be defined as at Section 3.1(j)(i)(A).

          "SEC Reports" shall be defined as at Section 3.3(f).

          "Securities Act" is the Securities Act of 1933, as amended, and shall be defined as at Section 3.2(d).

          "Share Exchange" shall be defined in the recitals to this Agreement.

          "Share Exchange Consideration" shall be determined on the basis of the Exchange Ratio set forth at Schedule 1.1 hereof, and shall be defined as at
Section 1.1(a).

          "Subsidiary" means, with respect to any party, any corporation, limited liability company, partnership, joint venture, or other business association or entity, at least a majority of the voting securities or economic interests of which is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries.

          "Survival Period" shall be defined as at Section 6.1(a).

          "Tax Return" shall be defined as at Section 3.1(h)(i).

          "Threshold Amount" shall be defined as at Section 6.1(c).

When a reference is made in this Agreement to Exhibits, Sections, or Schedules, such reference shall be to a Section of, or Exhibit, or Schedule to, this Agreement unless otherwise indicated. The table of contents, tie sheet and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation." Any singular term in this Agreement shall be deemed to include the plural and any plural term the singular.

          SECTION 8.2  Parties in Interest.  This Agreement shall be binding
                       -------------------
upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and, other than the right to receive the consideration payable in the Share Exchange pursuant to Article I hereof, is not intended to and shall not confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

          SECTION 8.3  Waiver and Amendment.  Prior to the Closing, any
                       --------------------
provision of this Agreement may be: (i) waived by the party benefited by the provision; or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto approved by their respective boards of directors, except that no amendment or waiver may be made that would change the form or the amount of the Share Exchange Consideration or otherwise have the effect of prejudicing the BSC shareholders' interest in the Share Exchange Consideration.

          SECTION 8.4  Counterparts.  This Agreement may be executed in
                       ------------
counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

          SECTION 8.5  Governing Law.  This Agreement shall be governed by, and
                       -------------
interpreted in accordance with, the laws of the Commonwealth of Pennsylvania, or, to the extent it may control, federal law, without reference to the choice of law principles thereof.

          SECTION 8.6  Expenses.  Subject to the provisions of Section 7.3
                       --------
hereof, SBI will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby and, at the election of the BSC Shareholders, BSC will pay up to One Hundred Thousand Dollars ($100,000) of the expenses incurred by them in connection with this

Agreement; provided, however, that all filing and other fees (other than federal and state income taxes) required to be paid to any governmental agency or authority in connection with the consummation of the transactions contemplated hereby shall be borne by SBI.

          SECTION 8.7  Notices.  All notices, requests, acknowledgments and
                       -------
other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, telecopy, telegram or telex (confirmed in writing) to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.


          If to BSC, to:

               Boston Service Company, Inc.
               (t/a Hann Financial Service Corporation)
               One Centre Drive
               Jamesburg, NJ  08831
               Attention: Michael J. Wimmer
                          President and Chief Executive Officer

               With copies to:

                    Capehart & Scatchard, P.A.
                    8000 Midlantic Drive, Suite 300
                    Mt. Laurel, NJ 08054
                    Attention: Charles A. Rizzi, Jr., Esquire

          If to SBI, to:

               Susquehanna Bancshares, Inc.
               26 North Cedar Street
               Lititz, PA 17543
               Attention: Robert S. Bolinger
                          President and Chief Executive Officer

               With copies to:

                    Morgan, Lewis & Bockius llp
                    1701 Market Street
                    Philadelphia, PA 19103-2921
                    Attention: John F. Bales, III, Esquire

          SECTION 8.8  Entire Agreement; Etc. This Agreement, together with
                       ---------------------
other agreements as are executed by the parties in connection herewith, on the such Date hereof, represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and supersede any and all other oral or written agreements heretofore made. All terms and provisions of this Agreement, together with such other agreements as are executed by the parties in connection herewith, on the date hereof, and thereof, shall be binding upon and shall inure to the benefit of the parties hereto and thereto and their respective successors and assigns. Nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement except as expressly provided.

          SECTION 8.9   Severability.  If any provision of this Agreement or the
                        ------------
application thereof to any person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder of this Agreement, and the application of such provision to such person or circumstances in any other jurisdiction or to the other person or circumstances in any jurisdiction shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.

          SECTION 8.10  Interpretation. In this Agreement, unless the context
                        --------------
otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

          SECTION 8.11  Waivers.  Except as provided in this Agreement, no
                        -------
action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

          SECTION 8.12  Incorporation of Schedules and Exhibits.  All
                        ---------------------------------------
Schedules and Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

          SECTION 8.13  Enforcement of Agreement.  The parties hereto agree that
                        ------------------------
irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at law or in equity.

          SECTION 8.14  Knowledge.  As used in this Agreement, the words
                        ---------
"knowledge of BSC" or "best of BSC's knowledge" or "known to BSC" or similar phrases shall mean the actual knowledge of the BSC Shareholders and the executive officers of BSC and the knowledge reasonably imputed to such persons assuming prudent performance of their respective duties as officers and directors of the BSC.

          SECTION 8.15   Representative.  Each of the BSC Shareholders hereby
                         --------------
appoints Michael J. Wimmer as his exclusive agent and attorney-in-fact to act on his behalf with respect to any and all matters, claims, controversies, or disputes arising out of the terms of this Agreement (the "Representative"). SBI
                                                          --------------
shall have the right to rely on any actions taken or omitted to be taken by the Representative as being the act or omission of the BSC Shareholders, without the need for any inquiry, and any such actions or omissions shall be binding upon the BSC Shareholders. The BSC Shareholders shall have the right to change the identity of the Representative and shall deliver to SBI prompt written notice of any such change of identity, which upon receipt by SBI will effect said change. The BSC Shareholders agree to hold the Representative free and harmless from and indemnify the Representative against any and all loss, damage or liability which he may sustain as a result of any action taken in good faith hereunder, including, without limitation, any legal fees and expenses.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                              SUSQUEHANNA BANCSHARES, INC.


                              By:  /s/ Robert S. Bolinger
                                   --------------------------------------------
                                   Name:  Robert S. Bolinger
                                   Title: President and CEO

                              BOSTON SERVICE COMPANY, INC. (t/a HANN FINANCIAL SERVICE CORPORATION)


                              By:  /s/ Michael J. Wimmer
                                   --------------------------------------------
                                   Name:  Michael J. Wimmer
                                   Title: President and CEO

                              MICHAEL J. WIMMER


                              By:  /s/ Michael J. Wimmer
                                   --------------------------------------------

                              TERRY WIMMER


                              By:  /s/  Terry L. Wimmer, by Michael J.
                                   --------------------------------------------
                              Wimmer, Attorney-In-Fact
                              ------------------------

                              SYDELL LOURIE


                              By:  /s/ Sydell Lourie, by Michael J. Wimmer,
                                   --------------------------------------------
                              Attorney-In-Fact
                              ----------------

                              MICHAEL J. WIMMER, Custodian f/b/o BRAD WIMMER under the UNIFORM GIFT TO MINORS ACT


                              By:  /s/ Michael J. Wimmer
                                   --------------------------------------------